EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Helix Energy Solutions Group, Inc. on Form S-3 of our report dated February 15, 2013, (relating to the financial statements of Independence Hub, LLC not presented separately herein) appearing in the Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2014 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
March 5, 2015